UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2003

SILVER STAR ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

333-102930
(Commission File Number)

Nevada	98 -0385312
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

323-595 Howe Street, Vancouver, British Columbia, Canada V6C 2T5
(Address of Principal Executive Offices)

(604) 682-8468
(Registrant's Telephone Number, Including Area Code)

Item 1. Changes in Control of Registrant.

On October 31, 2003, Silver Star Energy, Inc. (the "Company") appointed Robert McIntosh as a director. On November 24, 2003, the Company also named David Naylor as a director.

Mr. Robert McIntosh, Age 43, is a consulting geologist with over 20 years of experience in resource exploration and corporate development. He has designed, implemented, executed and managed programs in oil & gas, precious and base metals, and diamonds in the United States, Canada and abroad for both public and private companies. Mr. McIntosh has been acting as president of Mesa Resources Inc., a publicly listed exploration company from 1998 to present, and Tyrrell Geological Services Ltd. a private geological consulting firm since 1997. Mr. McIntosh has been our Chief Executive Officer since November 2003. He has been involved in the evaluation, exploration and development of various oil and gas plays in Canada and the U.S. since 1997. Mr. McIntosh received 8,000,000 shares of the Company's common stock from Mario Aiello for joining the Company. Mr. Aiello remains the Company's corporate secretary.

Mr. David Naylor, Age 40, is a financial management professional with extensive accounting expertise and a highly analytical nature with the ability to improve management practices. From 1989 to 2000, he was devoted in assisting and leading Pacific Press Ltd., a large media publishing company, through a period of change. Subsequently from January 2000 to December 2000, he held the position of Chief Financial Officer and Secretary Treasurer for Emotive Solutions Inc, an enterprise technology sector company through transition into new areas of profitability. Mr. Naylor is a Certified Management Accountant (CMA) with over fifteen years of experience. Mr. Naylor received 2,000,000 shares of the Company's common stock from Mario Aiello. Mr. Aiello currently owns no shares of the Company.

Item 6. Resignation of Registrant's Director.

On October 31, 2003, Jamie Cirotto, the President and a director of the Company, resigned from his position. On December 17, 2003, Carmelo Mamertino also resigned from his position as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER STAR ENERGY, INC.

Dated: February 2, 2004	By:	/s/ Rob McIntosh

Rob McIntosh, President